Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
November 2, 2020	Sarah W. Harmon
(276) 326-9000

First Community Bankshares, Inc. Announces Appointment of Director

Bluefield, Virginia – First Community Bankshares, Inc. (NASDAQ: FCBC) (www.firstcommunitybank.com) First Community Bankshares, Inc. (“First Community”) is pleased to announce the appointment of Harriet B. Price to its board of directors, effective January 1, 2020. Ms. Price is a native Virginian and long-time resident of Radford, Virginia. She is a certified public accountant and active in the executive management of Price-Williams Realty, Inc.

Ms. Price will also serve as a director for First Community’s banking subsidiary, First Community Bank.

Ms. Price is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, holds a Bachelor of Science degree in Accounting. Like First Community, Ms. Price takes pride in serving her community through her mentoring of students in accounting at Virginia Tech and Radford University over the past 25 years, previously serving on the City of Radford Executive Chamber Board, and volunteering in Radford City Schools. She is a devoted mother and spouse who enjoys caring for and spending time with her family.

Of Ms. Price’s appointment, Chairman and Chief Executive Officer, William P. Stafford, II, stated, “We are thrilled to welcome Harriet to the First Community team. She is an accomplished business executive and a veteran in the commercial real estate and real estate development industry in several of our most important markets. I believe Harriet’s service on the board is confirmation that our commitment to our employees, customers, shareholders and communities is attracting the best and brightest professionals to First Community.”

About First Community Bankshares, Inc.

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 52 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of September 30, 2020. First Community Bank offers wealth management and investment advice through its Trust Division and First Community Wealth Management, which collectively managed and administered $1.13 billion in combined assets as of September 30, 2020. The Company reported consolidated assets of $2.95 billion as of September 30, 2020. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.